NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@transconrealty-invest.com

American Realty Investors, Inc. reports Earnings for Quarter Ended March 31, 2022

DALLAS (May 13, 2022) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the quarter ended March 31, 2022. For the three months ended March 31, 2022, we reported net income attributable to the Company of $11.3 million or $0.70 per diluted share, compared to $18.1 million or $1.12 per diluted share for the same period in 2021.

Financial Highlights

•We collected approximately 98% of our rents for the three months ended March 31, 2022, comprised of approximately 98% from multifamily tenants and approximately 96% from office tenants.
•Total occupancy was 90% at March 31, 2022, which includes 94% at our multifamily properties and 70% at our commercial properties.
•On January 14, 2022, we sold Toulon, a 240 unit multifamily property in Gautier, Mississippi for $26.8 million, resulting in gain on sale of $9.4 million. We used the proceeds to pay off the $14.7 million mortgage note payable on the property and for general corporate purposes.
•On March 3, 2022, our $38.8 million loan on Stanford Center was extended to February 26, 2023.
Financial Results

Rental revenues decreased $2.9 million from $10.4 million for the three months ended March 31, 2021 to $7.5 million for the three months ended March 31, 2022. The decrease in rental revenue is primarily due to the sale of 600 Las Colinas in 2021.

Net operating loss increased $1.5 million from $3.0 million for three months ended March 31, 2021 to $4.5 million for the three months ended March 31, 2022. The increase in net operating loss is primarily due to the sale of 600 Las Colinas in 2021.

Net income attributable to the Company decreased $6.8 million from $18.1 million for the three months ended March 31, 2021 to $11.3 million for the three months ended March 31, 2022. The decrease in net income is primarily attributed to the decrease in gain on sale of land in 2022.

About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Rental revenues	$7,481	$10,361
Other income	306	1,467
Total revenue	7,787	11,828
Expenses:
Property operating expenses	4,028	5,832
Depreciation and amortization	2,349	3,327
General and administrative	2,720	3,235
Advisory fee to related party	3,185	2,436
Total operating expenses	12,282	14,830
Net operating loss	(4,495)	(3,002)
Interest income	6,782	5,644
Interest expense	(6,167)	(7,738)
Gain on foreign currency transactions	3,772	7,617
Loss on extinguishment of debt	(1,639)	—
Equity in income from unconsolidated joint ventures	5,194	3,336
Gain on sale or write-down of assets, net	11,148	17,398
Income tax provision	(28)	(40)
Net income	14,567	23,215
Net income attributable to noncontrolling interest	(3,253)	(5,147)
Net income attributable to the Company	$11,314	$18,068
Earnings per share
Basic and diluted	$0.70	$1.12
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043